10f-3 Transactions Summary*
* Evergreen Compliance Department has
on file a checklist
signed by the portfolio manager and a
compliance manager stating that the
transaction fully complies with the
conditions of Rule 10f-3 of the
Investment Company Act of 1940.

Fund
Fundamental Large Cap
Security
The Blackstone Group
Advisor
EIMCO
Transaction
Date
6/21/2007
Cost
$87,000
Offering Purchase
0.70%
Broker
Morgan Stanley
Underwriting
Syndicate
Members
Citi
Merrill Lynch & Co.
Credit Suisse
Wachovia Securities